Exhibit 10.5

Executive

[October __, 2026]

[Name]

Via email

Dear [Name]:

Please refer to the various Performance Stock Award Agreements entered into between you and Modine Manufacturing Company, a Wisconsin corporation (the “Company”) covering all outstanding and unvested Performance Stock Awards held by you as of the date of this letter (each, an “Agreement” and collectively, the “Agreements”).

The Company has the right to unilaterally amend the Agreements in accordance with Section 4.02(e) of the Plan in cases where such amendment is beneficial to you. As such, the Company hereby amends Section 4 of the Agreement governing the vesting of your Awards in connection with a Change in Control:

1.Amendments to the Existing Agreement. Section 4 of each Agreement is hereby amended and restated in its entirety to read as follows:

Change in Control.  The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan. Notwithstanding the foregoing, determination of any payment with respect to the Award under Section 11.01(b) and the level of Performance Goal satisfaction of this Award deemed to occur under Section 11.02 of the Plan shall be based upon the greater of (i) Target or (ii) the level of achievement that would occur at the end of the Performance Period based on the extrapolated performance results of the Company towards the Performance Goals measured as of the date of the Change in Control (as determined in good faith by the Committee). Further, notwithstanding anything in this Agreement or Section 11.02 of the Plan to the contrary, upon a Change in Control, all outstanding Performance Stock shall be deemed to have satisfied the Performance Goals at the greater of (i) Target or (ii) the level of achievement that would occur at the end of the Performance Period based on the extrapolated performance results of the Company towards the Performance Goals measured as of the date of the Change in Control (as determined in good faith by the Committee), and shall vest in the event of an involuntary termination of your employment with the Company or a Subsidiary by the Company without Cause or a termination of your employment by you for Good Reason within one (1) year following a Change in Control, if such termination occurs prior to the end of the Performance Period. “Good Reason” means a material diminution in your title (including the removal of a corporate officer designation); a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

Any capitalized terms referred to in this letter that are used and not defined have the same meaning as in your Agreements. All other terms in your Agreements remain the same.

This amendment is effective as of the date first written above. Please contact [Erin Roth] if you have any questions regarding the updated terms of your Agreements.

MODINE MANUFACTURING COMPANY

By
Name:
Title:

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